Exhibit 3
                         Xerox Corporation
           Consolidated Statements of Cash Flows (Unaudited)

Year ended December 31 (In millions)                 1999      1998     1997

Cash Flows from Operating Activities
Income (Loss)from Continuing Operations           $ 1,424   $   585  $ 1,452
Adjustments required to reconcile income to cash
 flows from operating activities:
  Depreciation and amortization                       935       821      739
  Provisions for doubtful accounts                    359       301      265
  Restructuring and other charges                       -     1,644        -
  Provision for postretirement medical
    benefits, net of payments                          41        33       29
  Charges against 1998 restructuring reserve         (437)     (332)       -
  Minorities' interests in earnings of subsidiaries    49        45       88
  Undistributed equity in income of
    affiliated companies                              (68)      (27)     (84)
  Decrease (increase) in inventories                   68      (558)    (170)
  Increase in on-lease equipment                     (401)     (473)    (347)
  Increase in finance receivables                  (1,788)   (2,169)  (1,629)
  Proceeds from securitization of
    finance receivables                             1,495         -        -
  Increase in accounts receivable                     (94)     (540)    (188)
  (Decrease) increase in accounts payable and
    accrued compensation and benefit costs            (94)      127      250
  Net change in current and deferred income taxes     277      (192)     361
  Change in other current and non-current liabilities (78)       67       83
  Other, net                                         (464)     (497)    (377)
Total                                               1,224    (1,165)     472

Cash Flows from Investing Activities
  Cost of additions to land, buildings and equipment (594)     (566)    (520)
  Proceeds from sales of land, buildings and equipment 99        74       36
  Acquisitions, net of cash acquired                 (107)     (380)    (812)
  Other, net                                          (25)        5       45
Total                                                (627)     (867)  (1,251)

Cash Flows from Financing Activities
  Net change in debt                                  (97)    2,468        5
  Dividends on common and preferred stock            (586)     (531)    (475)
  Proceeds from sale of common stock                  144       126      140
  Repurchase of common and preferred stock              -      (172)    (116)
  Dividends to minority shareholders                  (30)       (4)      (7)
  Proceeds from issuance of mandatorily
    redeemable preferred securities                     -         -      637
Total                                                (569)    1,887      184

Effect of Exchange Rate Changes on Cash                (9)      (29)     (18)

Cash provided (used) by Continuing Operations          19      (174)    (613)
Cash Provided by Discontinued Operations               28       178      584

Increase (decrease) in Cash                            47         4      (29)
Cash at Beginning of Year                              79        75      104

Cash at End of Year                               $   126   $    79  $    75

NOTE:

The unaudited consolidated financial statements presented herein have been prepared by Xerox Corporation in accordance with the accounting policies described in its 1998 Annual Report to Shareholders. Certain historical amounts have been restated to reflect reclassifications to conform to the current presentation. The impact of these changes is not material and did not affect net income.